EXHIBIT 10.1

MUTUAL RELEASE AND SEPARATION AGREEMENT

THIS MUTUAL RELEASE AND SEPARATION AGREEMENT (this “Agreement”) is made as of the 7th day of September, 2007, by Peter Khoury, an individual (“Khoury”), and GLOBETEL COMMUNICATIONS CORP., a Delaware corporation (“GlobeTel”).

Preliminary Statements

Khoury has been employed as Chief Executive Officer and has been a director of GlobeTel Communications Corp. In connection with Khoury’s employment, Khoury was entitled to certain compensation and benefits.

Khoury and GlobeTel wish to resolve and to settle all issues between them relating to the employment of Khoury by GlobeTel, including without limitation, all issues relating to salary and bonus payable to Khoury, as hereinafter set forth

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Preliminary Statements. The foregoing Preliminary Statements are true and form a part of this Agreement.

2.    Severance. GlobeTel shall pay, provide and/or issue to Khoury:

a.    An amount equal to $83,333 (4 monthly pay periods, May thru August) representing the amount due for unpaid salary due to be paid according to sub-paragraph f below;
b.    1,333,333 options for Shares of GlobeTel common stock valued as set forth on Appendix A to the Employment Agreement to be provided on execution of this Agreement;

c.    Accrued but unpaid expenses of $60,017.78 to be paid according to sub-paragraph f below; ;

d.    801,045 shares of GlobeTel Common stock, or cash equivalent, representing the amount due for stock component of unpaid salary, as set forth on Appendix A to the Employment Agreement to be issued on execution of this Agreement;

e.    $125,000 in cash in full settlement of the severance provisions of Khoury’s Employment Agreement to be paid according to sub-paragraph f below.

f.    The cash payments set forth in sub-paragraphs a, c and e above shall be paid in 12 equal monthly installments. However, when the Company has received financing the Company shall also allocate 10% of the first round of funding and 15% of each further round of such financing to provide immediate lump sum payments to Khoury. Notwithstanding the lump sum payments, monthly payments will continue to be made by GlobeTel to Khoury until all cash amounts in sub-paragraphs a, c and e are fully paid up within a maximum period of 6 months from the date of execution thereof.

g.    GlobeTel will pay for all air freight costs associated with shipping all of Khoury’s personal belongings from Miami to his home address in London.

3.    Treatment of Stock Options.

(a)    Khoury may exercise the following Options,
i.    500,000 options as set forth on Appendix A to the Employment Agreement, previously granted to him in whole or part from time to time at any time during the option period set forth in his Option Agreement.

ii.    657,895 of the 1,315,789 options granted on May 22, 2007 in whole or part from time to time at any time during the option period set forth in his Option Agreement. The remaining 657,894 options granted on that date shall be canceled.

(b)    If GlobeTel is acquired as a result of a friendly or hostile takeover or merger or other combination, all the stock and option based compensation that Khoury would be entitled should this Agreement, or any of his option agreements, have run for their term shall immediately become vested and due to Khoury.

(c) GlobeTel hereby amends the Option Agreement to delete any reference to the GlobeTel Stock Option Plan, including but not limited to, any provision providing that the Option Agreement incorporates any terms of the GlobeTel Stock Option Plan that requires a holder of Options to exercise such options prior to the end of the option term in the event of termination of employment, and to confirm that the Options may be exercised at any time or from time to time. GlobeTel agrees to take such actions as may be necessary to facilitate the exercise of the Options and the issuance of Option Shares during the option term set forth in the Option Agreement.

4.    Retention and Assignment of Company Property. GlobeTel hereby assigns to Khoury all right, title and interest that it may have in the Sony Vaio laptop, Samsung Monitor and HP Printer, in the possession of Khoury. GlobeTel will pay for Khoury to provide a “clone” copy of the hard drive of the laptop. GlobeTel will pay for Khoury to ship one (1) HotZone 4010 unit and associated antenna from London to GlobeTel offices in Miami. Khoury shall delete or cause to be deleted any and all proprietary information, trade secrets or any other information or programs in his possession that are the property of GlobeTel. This shall include any work-product of Khoury that was created on behalf of GlobeTel or at GlobeTel’s expense.

5.    Mutual Release. In consideration of the agreements and mutual promises made herein, GlobeTel, on the one hand, and Khoury, on the other hand, hereby mutually release and forever discharge each other, from all actions, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, trespasses, damages, judgments, claims, demands and all other liabilities and obligations whatsoever, in law or in equity, known or unknown, existing or which may arise in the future, and fixed or contingent (each a “Claim”), that the parties ever had, now has or hereafter, can, shall or may have, from any matter, cause or thing whatsoever, from the beginning of the world through the date hereof, other than the parties’ respective obligations under this Agreement and the other agreements contemplated hereby. The parties represent that no portion of any Claim has been assigned or transferred by subrogation or otherwise to any other person, firm, or entity.

6.    Indemnification. The Company agrees to indemnify Khoury to the fullest extent permitted by law consistent with the company's bylaws in effect as of the date hereof with respect to any acts or omissions he may have committed during the period during which he was an officer, director and/or employee of the company or any subsidiary thereof, or of any other entity of which he served as an officer, director or employee at the request of the company. The foregoing provisions will survive termination of the Employee's employment with the Company for any reason whatsoever and regardless of fault.

7.    Miscellaneous.

(b)    Entire Agreement. This Agreement contains the entire agreement and understanding of the parties, and supercedes all prior agreements and understandings, written or oral; is irrevocable and may not be modified or terminated except to the extent, if any, set forth in a writing signed by the parties.

(c)    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with Florida law without giving effect to the choice of law provisions thereof. Any legal proceeding arising out of or relating to this Agreement shall be brought in any state court having jurisdiction located in Broward County, Florida, or in the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such courts in any legal proceeding and waives any objection to the laying of venue of any legal action in any such court.

(d)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be and constitute an original and one and the same instrument. A copy or facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as originals.

(e)    Severability. If any term, provision or portion of this Agreement is held to be unlawful, in conflict with federal, state or other applicable law or otherwise enforceable, the remainder of this Agreement shall continue in full force and effect to the same extent as if the illegal or invalid provision was not included in this Agreement and the remainder of the Agreement shall be enforced to give effect to the fullest extent legally permissible the intent and purposes of the parties as evidenced by this Agreement.

(f)    Notices. Any notice or other communication required or permitted hereunder shall be in writing and delivered at the addresses set forth below, or mailed by registered or certified mail, return receipt requested, postage prepaid, or by any courier service of recognized national standing, addressed as follows, or to such other address or addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof:

If to Khoury, to:

Peter Khoury

If to GlobeTel, to:

Globetel Communications Corp.
101 NE 3rd Ave., Suite 1500
Fort Lauderdale, FL 33301
(954) 332-3759
(954) 252-4265 fax
Attn: Jonathan D. Leinwand, Esq., General Counsel

8.    Non-Disparagement. GlobeTel shall not do, say, or imply anything disparaging, negative or false about Khoury. Khoury shall not do, say, or imply anything disparaging, negative or false about GlobeTel, its officers, directors and/or employees. This paragraph shall survive closing. The parties agree that any party violating this paragraph shall be subject to an injunction, restraining such party from making any such comments in the future.

9.    Press Release and 8K. GlobeTel and Khoury will formulate and agree to issue a mutually acceptable Press Release and 8K in regards to Khoury’s departure from GlobeTel.

10.    Effectiveness. This Agreement shall bind and benefit Khoury and GlobeTel but shall not become effective or enforceable in any respect until the date executed and delivered by the each of the parties (the “Effective Date”).

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the dates set forth below.

Signed, sealed and delivered
in the presence of:

/s/ Peter Khoury
Witness	Peter Khoury

Date: September 7, 2007

STATE OF _______________	)
) ss:
COUNTY OF _____________	)

On this ____ day of __________, 2007, before me a Notary Public, personally appeared Peter Khoury who executed the above Mutual Release and Separation Agreement, and acknowledged the same to be his free act and deed.

Personally Known: __________ or Produced Identification: __________.
Type of Identification Produced: ______________________________________.

NOTARY PUBLIC

Sign _________________________________
State of __________ at Large
My Commission Expires: __________________
Serial Number, if any: _____________________

GLOBETEL COMMUNICATIONS CORP., a
Delaware Corporation

Karen Verna	By:	/s/ Jonathan Leinwand
Witness		Name: Jonathan Leinwand
Title: General Counsel, Director

Date: August 31, 2007

	By:	/s/ Przemyslaw Kostro
Witness		Name: Przemyslaw Kostro
Title: Director

Date: September 7, 2007

STATE OF Florida	)
) ss:
COUNTY OF Broward	)

On this 31 day of August 2007, before me a Notary Public, personally appeared Jonathan Leinwand who executed the above Mutual Release and Separation Agreement, and acknowledged the same to be his free act and deed.

Personally Known: _________ or Produced Identification:  x.
Type of Identification Produced: FL Drivers License.

NOTARY PUBLIC

Sign:  /s/ Nancy Mazzer
State of Florida at Large
My Commission Expires:  3/25/2010
Serial Number, if any: ______________________

Schedule of Shares due for Salary

Date	Amount Due	Closing price	Shares
10/13/2006-11/12/2006	20,833.00	0.27	77,159.26
11/13/2006-12/12/2006	20,833.00	0.28	74,403.57
12/13/2006-1/12/2007	20,833.00	0.51	40,849.02
1/13/2007-2/12/2007	20,833.00	0.47	44,325.53
2/13/2007-3/12/2007	20,833.00	0.38	54,823.68
3/13/2007-4/12/2007	20,833.00	0.39	53,417.95
4/13/2007-5/12/2007	20,833.00	0.27	77,159.26
5/13/2007-6/12/2007	20,833.00	0.24	86,804.17
6/13/2007-7/12/2007	20,833.00	0.27	77,159.26
7/13/2007-8/12/2007	20,833.00	0.21	99,204.76
08/132007-09/13/2007	20,833.00	0.18	115,738.89
Total Accrued Salary	229,163.00
			801,045.35